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                                                                EXHIBIT 99(a)


                                                           FOR IMMEDIATE RELEASE

BROWN-FORMAN COMPLETES $600 MILLION PRIVATE PLACEMENT OF SENIOR NOTES

         LOUISVILLE, KY, MARCH 13, 2003 - Brown-Forman Corporation (NYSE: BFA,
BFB) announced today the successful completion of a $600 million senior notes offering, consisting of $250 million of 2-1/8% senior notes due 2006 and $350 million of 3% senior notes due 2008. Interest on both the 2-1/8% notes due 2006 and the 3% notes due 2008 is payable semi-annually, beginning on September 15, 2003. Proceeds from the offering are being used to fund the Company's recently completed "Dutch Auction" tender offer and to repay a portion of the Company's existing commercial paper.

         The 2-1/8% notes due 2006 and the 3% notes due 2008 were offered only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

         Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.



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